As filed with the Securities and Exchange Commission on December 4, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kimbell Royalty Partners, LP

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	777 Taylor Street, Suite 810 Fort Worth, Texas 76102 (Address of Principal Executive Offices) (Zip Code)	47-5505475 (I.R.S. Employer Identification No.)

Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan

(Full title of plan)

R. Davis Ravnaas

777 Taylor Street, Suite 810

Fort Worth, Texas 76102

(817) 945-9700

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Jason Rocha

Eileen Boyce

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common units representing limited partner interests	2,500,000	$17.52	$43,800,000.00	$5,308.56

(1)                                 Includes common units representing limited partner interests in Kimbell Royalty Partners, LP (“Common Units”) issuable pursuant to awards under the Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan (as amended, the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Common Units as may become issuable pursuant to the adjustment provisions of the Plan, including unit splits, unit dividends or similar transactions.

(2)                                 Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based on a price of $17.52, which is the average high and low trading prices per Common Unit as reported by the New York Stock Exchange. Inc. on November 30, 2018.

PART I

REGISTRATION OF ADDITIONAL SECURITIES

Kimbell Royalty Partners, LP (the “Registrant”) previously registered 2,041,600 common units representing limited partner interests of the Registrant (“Common Units”) for issuance under the Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan (as amended, the “Plan”). The registration of these Common Units was filed on a Form S-8 Registration Statement with the Securities and Exchange Commission (the “Commission”) on May 12, 2017 (File No. 333-217986) (the “Prior Registration Statement”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”).

This Registration Statement is being filed by the Registrant for the purpose of registering an additional 2,500,000 Common Units for issuance under the Plan as described in the Registrant’s Information Statement on Schedule 14C, filed with the Commission on August 31, 2018. The Common Units may be awarded on the terms and conditions set forth in the Plan and in award agreements thereunder. The Conflicts and Compensation Committee of the Board of Directors of Kimbell Royalty GP, LLC, the general partner of the Registrant, has been delegated the authority to administer the Plan. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding the registration of additional securities. Pursuant to General Instruction E to Form S-8, the content of the Prior Registration Statement is incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.                                 Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Description

4.1

Certificate of Limited Partnership of Kimbell Royalty Partners, LP, dated October 30, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement Form S-1 (File No. 333-215458) filed on January 6, 2017).

4.2

Third Amended and Restated Agreement of Limited Partnership of Kimbell Royalty Partners, LP, dated as of September 23, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38005) filed on September 25, 2018).

4.3	Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38005) filed on February 7, 2017).

4.4

First Amendment to the Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38005) filed on September 25, 2018).

4.5

Form of Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan Restricted Unit Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38005), filed on May 11, 2017).

4.6

Form of Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan Director Unit Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-38005), filed on August 14, 2017).

4.7

Form of Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan 2018 Restricted Unit Agreement (incorporated by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K (File No. 001-38005), filed on March 9, 2018).

5.1*	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Deloitte & Touche LLP.

23.4*	Consent of Ryder Scott Company, L.P.

23.5*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereof).

* Filed herewith.

Item 9.                                 Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on December 4, 2018.

Kimbell Royalty Partners, LP

By:	Kimbell Royalty GP, LLC, its general partner

By:	/s/ Robert D. Ravnaas
Name: Robert D. Ravnaas
Title: Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below appoints Robert D. Ravnaas as his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below on December 4, 2018.

Name	Title

/s/ Robert D. Ravnaas	Chief Executive Officer and Chairman of the Board
Robert D. Ravnaas	(Principal Executive Officer)

/s/ R. Davis Ravnaas	President and Chief Financial Officer
R. Davis Ravnaas	(Principal Financial Officer)

/s/ Blayne Rhynsburger	Controller
Blayne Rhynsburger	(Principal Accounting Officer)

/s/ Brett G. Taylor	Executive Vice Chairman of the Board
Brett G. Taylor

/s/ William H. Adams III	Director
William H. Adams III

/s/ Erik B. Daugbjerg	Director
Erik B. Daugbjerg

/s/ Ben J. Fortson	Director
Ben J. Fortson

/s/ T. Scott Martin	Director
T. Scott Martin

/s/ Craig Stone	Director
Craig Stone

/s/ Mitch S. Wynne	Director
Mitch S. Wynne